Exhibit 99.1
FOR IMMEDIATE RELEASE
TRANSATLANTIC ENTERS INTO CONFIDENTIALITY AGREEMENT
AND DISCUSSIONS WITH VALIDUS
NEW YORK — September 23, 2011 — Transatlantic Holdings, Inc. (NYSE: TRH) (“Transatlantic”) today announced that it has entered into a confidentiality agreement, with a limited standstill that expires October 31, 2011, and commenced discussions with Validus Holdings, Ltd. (NYSE: VR) (“Validus”).
As required by the terms of its confidentiality agreement with Validus, Transatlantic does not currently intend to comment further regarding the status of its discussions unless and until required by law or regulation. Transatlantic noted that the October 31, 2011 expiration date is subject to certain events that could cause the standstill provision to terminate earlier. There can be no assurance that these discussions will result in a revised proposal or a transaction.
Goldman, Sachs & Co. and Moelis & Company LLC are acting as financial advisors and Gibson, Dunn & Crutcher LLP is acting as legal counsel to Transatlantic.
About Transatlantic Holdings, Inc.
Transatlantic Holdings, Inc. is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich Reinsurance Company Ltd. and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis ¯ structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.
Visit — www.transre.com — for additional information about Transatlantic.
Cautionary Note regarding Forward-Looking Statements
This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, these forward-looking statements could be affected by risks that the terminated merger agreement with Allied World Assurance Company Holdings, AG disrupts current plans and operations; risks that the unsolicited Validus exchange offer, Validus consent solicitation and/or National Indemnity proposal disrupts current plans and operations; the ability to retain key personnel; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of loss reserves; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors; and other risks detailed in the “Cautionary Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Transatlantic’s Form 10-K and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Transatlantic is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Additional Information About the Validus Exchange Offer
This communication is neither an offer to purchase nor the solicitation of an offer to sell any securities. In response to the exchange offer commenced by Validus, Transatlantic has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. Investors and security holders are urged to read the Solicitation/Recommendation Statement on Schedule 14D-9 because it contains important information about the Validus exchange offer. All documents, when filed, will be available free of charge at the SEC’s website (www.sec.gov). You may also obtain these documents by contacting Transatlantic’s Investor Relations department at Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, or via e-mail at investor_relations@transre.com.
Additional Information about the Validus Consent Solicitation
On September 14, 2011, Validus filed a preliminary consent solicitation statement with the SEC relating to Validus’ proposals to, among other things, remove all of Transatlantic’s directors and nominate three new directors to the Transatlantic board of directors. Transatlantic has filed with the SEC a preliminary consent revocation statement on Schedule 14A (the “Preliminary Revocation Statement”) in connection with Validus’ solicitation of written consents. Investors and security holders are urged to read the Preliminary Revocation Statement and Transatlantic’s definitive consent revocation statement, when it is available, because they contain important information. Investors can get the Preliminary Revocation Statement, the definitive revocation statement, when it is available, and any other relevant documents for free at the SEC’s website (www.sec.gov). You may also obtain these documents for free by contacting Transatlantic’s Investor Relations department at Transatlantic Holdings, Inc., 80 Pine Street, New York, New York 10005, or via e-mail at investor_relations@transre.com.
Transatlantic, its directors and executive officers may be deemed to be participants in a solicitation of Transatlantic’s stockholders in connection with the Validus consent solicitation. Information about Transatlantic’s directors and executive officers, and a description of their direct or indirect interests, by security holdings or otherwise, is available in Transatlantic’s Preliminary Revocation Statement, which was filed with the SEC on September 20, 2011.
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Contacts:
Investors:
Thomas V. Cholnoky
Transatlantic Holdings, Inc.
Senior Vice President, Investor Relations
1-212-365-2292
investor_relations@transre.com
or
Tom Gardiner / 1-212-440-9872
Donna Ackerly / 1-212-440-9837
Georgeson Inc.
transatlantic@georgeson.com

Media:
Steve Frankel/Eric Bonach
Joele Frank, Wilkinson Brimmer Katcher
1-212-355-4449
sfrankel@joelefrank.com
ebonach@joelefrank.com
or
Anthony Herrling/JoAnne Barrameda
Brainerd Communicators
1-212-986-6667
Ex. 738 (Herrling)/ex. 749 (Barrameda)
herrling@braincomm.com
barrameda@braincomm.com